Registration No. 333-160820

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-160820
UNDER
THE SECURITIES ACT OF 1933

ENERNOC, INC.
(Exact name of registrant as specified in its charter)
 (Exact name of registrant as specified in its charter)

Delaware	87-0698303
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

EnerNOC, Inc. One Marina Park Drive, Suite 400 Boston, Massachusetts	02210
(Address of registrant’s principal executive offices)	(Zip Code)

Timothy G. Healy
Chief Executive Officer
EnerNOC, Inc.
One Marina Park Drive, Suite 400
Boston, Massachusetts 02210
(Name and Address of Agent for Service)

(617) 224-9900
(Telephone number, including area code, of agent for service)

Copy to:

Lance T. Brasher
Pankaj K. Sinha
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Ave., N.W.
Washington, DC 20005
(202) 371-7000

Approximate date of commencement of proposed sale to the public: EnerNOC, Inc. is hereby amending this registration statement to deregister any securities that had been registered but remain unsold under this registration statement.

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EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”), filed by EnerNOC, Inc., a Delaware corporation (the “Company”), removes from registration all securities of the Company registered under the Company’s Registration Statement on Form S-3 (File No. 333-160820), as amended (the “Registration Statement”).

On June 21, 2017, the Company entered into an Agreement and Plan of Merger with Enel Green Power North America, Inc., a Delaware corporation (“Parent”), and Pine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. The Merger became effective on August 7, 2017, pursuant to the Certificate of Merger that was filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Company is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including this Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on August 7, 2017.

ENERNOC, INC.

By:	/s/ William G. Sorenson
William G. Sorenson
Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.